Prospectus Supplement No. 6	Filed Pursuant to 424(b)(3)
(to Prospectus dated April 5, 2018)	Registration No. 333-224123

2,000,000 Shares

Common Shares

This prospectus supplement (“Prospectus Supplement No. 6”) updates and should be read in conjunction with the prospectus dated April 5, 2018 (the “Prospectus”) relating to the resale or other disposition, from time to time, by the selling shareholders identified in the Prospectus under the caption “Selling Stockholders,” of up to 2,000,000 common shares. We are not selling any common shares under the Prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Current Report dated December 3, 2018

This Prospectus Supplement No. 6 incorporates into our Prospectus the information contained in our attached current report on Form 8-K dated December 3, 2018 (the “Form 8-K”). The Form 8-K, as filed, is set forth below.

The information contained in this Prospectus Supplement No. 6 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 6 is incorporated by reference into, and should be read in conjunction with, the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The Prospectus, together with this Prospectus Supplement No. 6 and any previously filed supplements to the Prospectus, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common shares are traded on the New York Stock Exchange under the symbol “BHVN.” The last reported sale price of our common shares on November 30, 2018 was $33.99 per share. You are urged to obtain current market quotations for the common shares.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves risks. Please see “Risk Factors” beginning on page 4 of the Prospectus and the Risk Factors identified in our Annual Report for the year ended December 31, 2017 and in our Quarterly Reports for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 for a discussion of information that should be considered before making a decision to purchase our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 3, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2018

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38080	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Biohaven Pharmaceuticals, Inc.

215 Church Street

New Haven, Connecticut 06510

(Address of principal executive offices, including zip code)

(203) 404-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 7.01 Regulation FD Disclosure.

On December 3, 2018, Biohaven Pharmaceutical Holding Company Ltd. (the “Company”) issued a press release announcing data from the Company’s randomized, controlled Phase 3 clinical trial (BHV3000-303 or Study 303) evaluating the efficacy and safety of its Zydis® orally dissolving tablet (ODT) formulation of rimegepant, an oral calcitonin gene-related peptide (CGRP) receptor antagonist, for the acute treatment of migraine. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

In addition, on December 3, 2018, members of management of the Company held a conference call to discuss the results of the trial. A copy of the presentation that accompanied the conference call is available on the Company’s website at www.biohavenpharma.com, and is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

The information contained in this Item 7.01, including Exhibits 99.1 and 99.2, are being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 8.01 Other Events.

On December 3, 2018, the Company announced positive topline data from a randomized, controlled Phase 3 clinical trial (BHV3000-303 or Study 303) evaluating the efficacy and safety of its Zydis® orally dissolving tablet (ODT) formulation of rimegepant, an oral calcitonin gene-related peptide (CGRP) receptor antagonist, for the acute treatment of migraine.

In Study 303, rimegepant Zydis ODT statistically differentiated from placebo on the two co-primary endpoints as well as the first 21 consecutive primary and secondary outcome measures that were pre-specified in hierarchical testing. Consistent with the two previous Phase 3 clinical trials, Study 303 met its co-primary registrational endpoints of pain freedom and freedom from most bothersome symptom (MBS) at 2 hours using a single dose (Table 1). Importantly, patients treated with the rimegepant Zydis ODT formulation began to numerically separate from placebo on pain relief as early as 15 minutes, and this difference was statistically significant at 60 minutes (p < 0.0001) (Figure 1). Additionally, a significantly greater percentage of patients treated with rimegepant Zydis ODT returned to normal functioning by 60 minutes as compared to placebo (p < 0.002).  Lasting clinical benefit was observed through 48 hours after a single dose of rimegepant on freedom from pain (p < 0.001), pain relief (p < 0.001), freedom from the most bothersome symptom (p < 0.001), and freedom from functional disability (p < 0.003).  Superiority over placebo was also demonstrated in multiple other secondary endpoints. The vast majority of rimegepant Zydis ODT treated patients (85%) did not use any rescue medications.

Table 1: Met Co-Primary Endpoints of Pain Freedom & Freedom from Most Bothersome Symptom

2 Hour Endpoint	Rimegepant (N=669)	Placebo (N=682)	Difference	p-value
Pain Freedom	21.2%	10.9%	10.3%	< 0.0001
Freedom from MBS(1)	35.1%	26.8%	8.3%	0.0009

(1) Most Bothersome Symptom of Photophobia, Phonophobia or Nausea

2

Figure 1: Kaplan-Meier Pain Relief Curve Through 2 Hours after Single Dose of Rimegepant 75 Mg Zydis ODT

Figure 1 shows the percentage of patients reporting pain relief between 0 and 2 hours after dosing for patients who took a single dose of rimegepant Zydis ODT 75 mg or placebo.  Data are Kaplan-Meier estimates of the time to first report of pain relief (report of no pain, or mild pain). Subjects were censored who took rescue medication or were lost to follow-up.

The safety and tolerability observations of rimegepant in Study 303 were consistent with the profile previously observed in Studies 301 and 302.  Table 2 shows the pooled safety data across all three trials. In study 303, no single adverse event (AE) occurred in the rimegepant group with an incidence higher than 1.6% and overall rates of AEs were similar to placebo.  With regard to liver function tests, one patient treated with placebo and one patient treated with rimegepant showed LFTs > 3x ULN in Study 303. Pooled liver function test results across the three pivotal trials (n=3,556) performed to date showed that rimegepant was similar to placebo with regard to aminotransferase (ALT or AST) levels above the upper limit of normal (ULN) and no patients experienced elevations in bilirubin > 2x ULN (Table 3).

Table 2: Pooled Adverse Event (AE) Safety Data: Rimegepant was Similar to Placebo Across Studies

AEs from Studies 301, 302 and 303 with an incidence > 1%

Adverse Event	Rimegepant N=1,771	Placebo N=1,785
> 1 On-Study AE(1)	252 (14.2%)	209 (13.2%)
Nausea	26 (1.5%)	15 (0.8%)
UTI	21 (1.2%)	12 (0.7%)
SAEs(2)	3 (0.2%)	3 (0.2%)

(1) No other individual AEs > 1% in rimegepant treated subjects than those listed in table. Includes all AEs without attribution to drug relatedness.
(2) No drug-related Serious Adverse Events (SAEs). Two of the subjects with SAE in rimegepant group and one in placebo group had not been dosed before onset of SAE.

3

Table 3: Pooled Liver Function Test (LFT) Profile: Rimegepant was Similar to Placebo Across Studies

Pooled LFT Results from Studies 301, 302, and 303*

ALT or AST	Rimegepant N=1,771	Placebo N=1,785
> ULN(1)	48 (2.7%)	52 (2.9%)
> 3x ULN	2 (0.1%)	2 (0.1%)
> 5x ULN	1 (0.06%) (2)	0
> 10x ULN	0	0
> 20x ULN	0	0

(1)Upper limit of normal; ALT alanine aminotransferase; AST aspartate aminotransferase
(2)AST elevation, Not Drug-Related as deemed by the investigator: subject newly initiated weight-lifting with laboratory results consistent with muscle injury
*AST/ALT Categories are not mutually exclusive; No bilirubin elevations > 2x ULN across Studies 301, 302 and 303

Additional  secondary and exploratory outcome measures from this study are anticipated to be presented at upcoming scientific meetings in 2019.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release titled “Biohaven Delivers Positive Phase 3 Results with Rimegepant Zydis® Orally Dissolving Tablet (ODT): Rapid and Lasting Benefit for the Acute Treatment of Migraine”
99.2	Biohaven Presentation titled “Phase 3 Topline Rimegepant 75 mg Zydis ODT”

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biohaven Pharmaceutical Holding Company Ltd.

	By:	/s/ Vlad Coric, M.D.
Date: December 3, 2018		Vlad Coric, M.D.
Chief Executive Officer

5

Exhibit 99.1

Biohaven Delivers Positive Phase 3 Results with Rimegepant Zydis® Orally Dissolving Tablet (ODT): Rapid and Lasting Benefit for the Acute Treatment of Migraine

•                  Single dose, proprietary, rimegepant Zydis ODT formulation provided rapid onset of pain relief with numerical separation from placebo as early as 15 minutes and statistically significant by 60 minutes

•                  Achieved statistical significance on regulatory co-primary endpoints of pain freedom (p < 0.0001) and freedom from most bothersome symptom (p = 0.0009) at 2 hours

•                  Novel Zydis ODT formulation demonstrated superiority over placebo in 21 consecutive, prespecified, hierarchically-tested efficacy outcome measures

•                  Differentiated efficacy and safety profile with rimegepant in all three pivotal Phase 3 trials provides robust support for planned new drug application submission in the first half of 2019

NEW HAVEN, Connecticut, December 3, 2018 /PRNewswire/ — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) today announced positive topline results from a randomized, controlled Phase 3 clinical trial (BHV3000-303 or Study 303) evaluating the efficacy and safety of its Zydis® orally dissolving tablet (ODT) formulation of rimegepant, an oral calcitonin gene-related peptide (CGRP) receptor antagonist, for the acute treatment of migraine. In Study 303, rimegepant Zydis ODT statistically differentiated from placebo on the two co-primary endpoints as well as the first 21 consecutive primary and secondary outcome measures that were prespecified in hierarchical testing. Consistent with the two previous Phase 3 clinical trials, Study 303 met its co-primary registrational endpoints of pain freedom and freedom from most bothersome symptom (MBS) at 2 hours using a single dose (Table 1). Importantly, patients treated with the rimegepant Zydis ODT formulation began to numerically separate from placebo on pain relief as early as 15 minutes, and this difference was statistically significant at 60 minutes (p < 0.0001) (Figure 1). Additionally, a significantly greater percentage of patients treated with rimegepant Zydis ODT returned to normal functioning by 60 minutes as compared to placebo (p = 0.0025).  Lasting clinical benefit was observed through 48 hours after a single dose of rimegepant on freedom from pain (p < 0.0001), pain relief (p < 0.0001), freedom from the most bothersome symptom (p = 0.0018), and freedom from functional disability (p < 0.0001). Superiority over placebo was also demonstrated in multiple other secondary endpoints. The vast majority of patients treated with rimegepant Zydis ODT (85%) did not use any rescue medications.

Table 1: Met Co-Primary Endpoints of Pain Freedom & Freedom from Most Bothersome Symptom

2 Hour Endpoint	Rimegepant (N=669)	Placebo (N=682)	Difference	p-value
Pain Freedom	21.2%	10.9%	10.3%	< 0.0001
Freedom from MBS(1)	35.1%	26.8%	8.3%	0.0009

(1) Most Bothersome Symptom of Photophobia, Phonophobia or Nausea

Figure 1: Kaplan-Meier Pain Relief Curve Through 2 Hours after Single Dose of Rimegepant 75 Mg Zydis ODT

Figure 1 shows the percentage of patients reporting pain relief between 0 and 2 hours after dosing for patients who took a single dose of rimegepant Zydis ODT 75 mg or placebo.  Data are Kaplan-Meier estimates of the time to first report of pain relief (report of no pain, or mild pain). Subjects were censored who took rescue medication or were lost to follow-up.

The safety and tolerability observations of rimegepant in Study 303 were consistent with the profile previously observed in Studies 301 and 302.  Table 2 shows the pooled safety data across all three trials. In study 303, no single adverse event (AE) occurred in the rimegepant group with an incidence higher than 1.6% and overall rates of AEs were similar to placebo.  With regard to liver function tests, one patient treated with placebo and one patient treated with rimegepant showed LFTs > 3x ULN in Study 303. Pooled liver function test results across the three pivotal trials (n=3,556) performed to date showed that rimegepant was similar to placebo with regard to aminotransferase (ALT or AST) levels above the upper limit of normal (ULN) and no patients experienced elevations in bilirubin > 2x ULN (Table 3).

Table 2: Pooled Adverse Event (AE) Safety Data: Rimegepant was Similar to Placebo Across Studies

AEs from Studies 301, 302 and 303 with an incidence > 1%

Adverse Event	Rimegepant N=1,771	Placebo N=1,785
> 1 On-Study AE(1)	252 (14.2%)	209 (13.2%)
Nausea	26 (1.5%)	15 (0.8%)
UTI	21 (1.2%)	12 (0.7%)
SAEs(2)	3 (0.2%)	3 (0.2%)

(1) No other individual AEs > 1% in rimegepant treated subjects than those listed in table. Includes all AEs without attribution to drug relatedness.
(2) No drug-related Serious Adverse Events (SAEs). Two of the subjects with SAE in rimegepant group and one in placebo group had not been dosed before onset of SAE.

Table 3: Pooled Liver Function Test (LFT) Profile: Rimegepant was Similar to Placebo Across Studies

Pooled LFT Results from Studies 301, 302, and 303*

ALT or AST	Rimegepant N=1,771	Placebo N=1,785
> ULN(1)	48 (2.7%)	52 (2.9%)
> 3x ULN	2 (0.1%)	2 (0.1%)
> 5x ULN	1 (0.06%) (2)	0
> 10x ULN	0	0
> 20x ULN	0	0

(1)Upper limit of normal; ALT alanine aminotransferase; AST aspartate aminotransferase
(2)AST elevation, Not Drug-Related as deemed by the investigator: subject newly initiated weight-lifting with laboratory results consistent with muscle injury
*AST/ALT Categories are not mutually exclusive; No bilirubin elevations > 2x ULN across Studies 301, 302 and 303

Vlad Coric, M.D., Chief Executive Officer of Biohaven, stated, “Fast-acting and long-lasting pain relief in an easy to use formulation is important to patients.  Rimegepant provides these characteristics and we believe is the first oral CGRP receptor antagonist to report superiority over placebo on pain relief and return to normal functioning by 60 minutes. These results, combined with the previous data from the two prior Phase 3 trials, reinforce the potential of rimegepant to be an important new and differentiated option for the acute treatment of migraine.”

The double-blind, randomized, multicenter, Phase 3 outpatient trial treated 1,375 patients across sites in the United States. Patients were required to have at least a one-year history of migraine (with or without aura), consistent with a diagnosis according to the International Classification of Headache Disorders. The trial was designed to evaluate the efficacy and safety of rimegepant Zydis ODT formulation compared with placebo in the acute treatment of migraine. Patients were given a single 75 mg dose of rimegepant Zydis ODT or a matching placebo. They were instructed to take their study medication when they had a migraine which reached moderate or severe pain intensity.

Richard B. Lipton, M.D., Professor and Vice Chair of Neurology, and Director of the Montefiore Headache Center, at the Albert Einstein College of Medicine stated, “Migraine is a serious, incapacitating, and highly prevalent neurological disease affecting 15% of the population. People with migraine miss work and lose time with their families because of disabling pain and associated symptoms.  The most widely used acute prescription drugs, triptans, have cardiovascular contraindications, do not work in everyone and have been associated with high recurrence rates in those who respond.  Rimegepant Zydis ODT formulation is rapidly absorbed and has a long half-life.  It is gratifying to see the attractive pharmacokinetic profile deliver on its promise in a randomized trial. If approved, rimegepant could potentially play an important role in helping people with migraine find relief from their pain and get back to what they need to do in their lives.”

Biohaven has an exclusive worldwide license agreement with Catalent U.K. Swindon Zydis Limited, a subsidiary of Catalent, Inc. (NYSE: CTLT) (“Catalent”) to provide Catalent’s Zydis ODT formulation for the development of rimegepant. The agreement also provides exclusive rights for developing small molecule CGRP receptor antagonists with the Zydis ODT technology. Catalent’s proprietary Zydis ODT fast-dissolve formulation is a unique, freeze-dried, oral solid dosage form that dissolves rapidly in the mouth, without the need for water. With more than 20 products launched in 50 countries and a dispersion speed of three seconds or less, Zydis ODT is generally recognized as the world’s fastest and best-in-class orally dissolving tablet. Zydis is a registered trademark of R. P. Scherer Technologies, Inc.

Robert Croop, M.D., Chief Development Officer — Neurology at Biohaven commented, “We are very pleased with the performance of our novel rimegepant Zydis ODT and believe that this formulation enhances the benefits offered by rimegepant and heightens its potential to become a best-in-class agent for the acute treatment of migraine. The rimegepant Zydis ODT was designed to enable patients to experience relief wherever and whenever a migraine strikes. The results of Study 303 demonstrate the clinical utility of this novel formulation.”

Additional  secondary and exploratory outcome measures from this study are anticipated to be presented at upcoming scientific meetings in 2019.

Conference Call and Webcast

Biohaven will host a conference call and webcast today, December 3, 2018, at 8:30 a.m. ET (5:30 a.m. PT) to discuss topline results from the Phase 3 clinical trial of Rimegepant Zydis Orally Dissolving Tablet (ODT). The call can be accessed by dialing 877-407-9120 (domestic) or 412-902-1009 (international). To access the audio webcast with slides, please visit the “Events & Presentations” page in the Investors section of the Company’s website at https://www.biohavenpharma.com/investors/news-events/events-presentations. An archive of today’s teleconference and webcast will be available on Biohaven’s website for 6 months following the call.

About Migraine

Migraine is both a widespread and disabling neurological disorder. The Migraine Research Foundation ranks migraine as the world’s third most prevalent illness, affecting approximately 36 million people or 1 out of 4 households in the United States. And the Global Burden of Disease Study 2015 rates migraine as the seventh highest specific cause of disability worldwide. More than 90% of people with migraine are unable to work or function normally during an attack. Current treatment approaches, such as triptans, can be limited by headache recurrence within 24 hours after taking migraine medication, as well as cardiovascular contraindications and warnings.

About Rimegepant

Rimegepant (formerly known as BHV-3000), Biohaven’s lead product candidate, is an orally available, selective and potent small molecule CGRP receptor antagonist. The company believes rimegepant has the potential to be a best-in-class CGRP receptor antagonist for the acute and preventive treatment of migraine with the ability to address important unmet needs. The efficacy and safety profile of rimegepant has been consistently established across four randomized controlled trials, now including three Phase 3 studies (ClinicalTrials.gov Identifiers: NCT03235479 (Study 301); NCT03237845 (Study 302), NCT03461757 (Study 303)) and a Phase 2b study (NCT01430442). The co-primary endpoints achieved in the Phase 3 trials are consistent with regulatory guidance from the U.S. Food and Drug Administration (FDA) and provide the basis for a planned submission of a new drug application (NDA) to the FDA in 2019.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist, glutamate modulation, and myeloperoxidase inhibitor platforms. Biohaven’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including the Company’s timing of the expected NDA submission for rimegepant and its potential to be an improved treatment option for the acute treatment of migraine, are forward-looking statements. The use of certain words, including “believe” and “will” and similar expressions, is intended to identify forward-looking statements. The Company may not actually achieve the plans and objectives disclosed in the forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements, including that topline data is based on preliminary analysis of key efficacy and safety data, and such data could change following a more comprehensive review and evaluation of more extensive data from the trials that the Company has not yet received, and these preliminary conclusions may not accurately reflect the complete results of the clinical trials, and   uncertainties relating to the timing for submitting an NDA and the potential regulatory approval of rimegepant. Additional important factors to be considered in connection with forward-looking statements are described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2018 and other filings Biohaven makes with the U.S. Securities and Exchange Commission from time to time. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, contact Dr. Vlad Coric, the Chief Executive

Officer at Vlad.Coric@biohavenpharma.com

Exhibit 99.2

December 03, 2018 Advancing Innovative Therapies for Neurological Diseases Phase 3 Topline Rimegepant 75 mg Zydis ODT

Disclaimer This presentation contains forward-looking statements within the meaning of “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995, including: statements about our plans to develop and commercialize our product candidates, the timing of our planned regulatory filings, the timing of and our ability to obtain and maintain regulatory approvals for our product candidates and the clinical potential utility of our product candidates, alone and as compared to other existing or potential treatment options. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements and from the Company's current expectations. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. The forward-looking statements in this presentation represent our views as of the date of this presentation. Subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no obligation to do so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation. For further information regarding these risks, uncertainties and other factors, you should read the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the ”SEC”) on November 14, 2018 and the Company’s other periodic reports filed with the SEC. References to www.biohavenpharma.com in this presentation are not intended to, nor shall they be deemed to, incorporate information on such website into this presentation by reference. DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES 2

Advancing Multiple Treatments and Formulations, Meeting Patient Needs for Acute and Preventive Treatment of Migraine DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES * Exclusive World-Wide License with Catalent for use of Zydis® Fast Dissolve Technology in our migraine product candidates ** Aptar Pharma Unit-Dose System (UDS) single shot nasal technology Rimegepant (BHV-3000) and BHV-3500 are in development for the acute and preventive treatment of migraine, with potential for multiple routes of delivery NOJECTION™ Drug Delivery Platform BHV-3500 Rimegepant Oral Rapid Dissolving* Intranasal** 3

Rimegepant 75 mg Zydis ODT Phase 3 Topline Summary from Study 303 in the Acute Treatment of Migraine

RIMEGEPANT (BHV-3000) Phase 3 TOPLINE – Study 303, rimegepant 75 mg ZYDIS ODT Positive Phase 3 Results with Rimegepant Zydis® Orally Dissolving Tablet (ODT): Profile of Rapid & Lasting Benefit in the Acute Treatment of Migraine DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES Achieved statistical significance on regulatory co-primary endpoints of pain freedom (p < 0.0001) and freedom from most bothersome symptom (p = 0.0009) at 2 hours Rapid onset of pain relief with a single dose of the proprietary Zydis ODT formulation Novel Zydis ODT formulation demonstrated superiority over placebo in 21 consecutive, prespecified, hierarchically-tested efficacy outcome measures Lasting efficacy with a single dose through 48-hours on multiple measures Safety profile similar to placebo, including liver function tests On-target for new drug application submission in the first half of 2019 5

RIMEGEPANT (BHV-3000) Phase 3 TOPLINE – Study 303, rimegepant 75 mg ZYDIS ODT DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES Study 303 used similar design as previous Studies 301 and 302 1375 subjects treated 682 rimegepant 693 placebo Demographics were representative of typical migraine patient population Approximately 14% received concurrent preventive medication Trial Design for Pivotal Phase 3 Rimegepant 75 mg Zydis ODT: Study 303 Rimegepant 75 mg Zydis ODT Placebo Screening Phase 3–28 days Randomization Phase Up to 45 days R End of Study Visit End of Study Visit 6

Demographics for Rimegepant Zydis ODT Study 303:
Trial is Representative of Typical Migraine Patient Population

RIMEGEPANT (BHV-3000) PHASE 3 TOPLINE – STUDY 303, RIMEGEPANT 75 MG ZYDIS ODT

Patient Demographics and Migraine History

- Female > Male (~85% F; 15% M)
- Average age = ~39 years old
- Diverse patient population across the U.S.
- Mean number of historical moderate to severe migraines = ~4.6 per month (range: 2-8 attacks per month)
- Median historical duration of migraine attack = ~30 hours (range: 4 to 72 hours)
- Photophobia was the most common historical MBS[1] (~57% of the patients)

Other Study Demographics

- Approximately 14% of subjects received concurrent preventive migraine medication

1. MBS: most bothersome symptom (from among nausea, phonophobia and photophobia)

biohaven pharmaceuticals

DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES 7

RIMEGEPANT (BHV-3000) Phase 3 TOPLINE – Study 303, rimegepant 75 mg ZYDIS ODT Successful Achievement of Both Regulatory Co-Primary Endpoints: Pivotal Phase 3 Trial of Rimegepant 75 mg Zydis ODT 1. Most Bothersome Symptom of Photophobia, Phonophobia or Nausea. DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES 8 2 Hour Endpoint Rimegepant (N=669) Placebo (N=682) Difference p-value Pain Freedom 21.2% 10.9% 10.3% < 0.0001 Freedom from MBS1 35.1% 26.8% 8.3% 0.0009 Single Dose of Rimegepant, No Rescue Meds

RIMEGEPANT (BHV-3000) Phase 3 TOPLINE – Study 303, rimegepant 75 mg ZYDIS ODT Increasing Benefit Over Time on Pain Freedom After Single Dose of Rimegepant 75 mg Zydis ODT Formulation DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES Single Dose of Rimegepant, No Rescue Meds % of Patients Pain Free 10% 13% 19% 23% 24% Pain Freedom 2-8 Hours Post-Single Dosing with Rimegepant 75 mg Zydis ODT Time Rimegepant 75 mg (n=669) Placebo (n=682) Percent (%) difference versus placebo at each time point 21% 56% 28% 39% 49% Estimates computed using the mITT population and CMH methods. Subjects using rescue medications at or before the assessment, and subjects not providing data, are classified as failures. 9

RIMEGEPANT (BHV-3000) Phase 3 TOPLINE – Study 303, rimegepant 75 mg ZYDIS ODT Pain Relief1: Early Separation and Continued Improvement Without Additional Dosing or Rescue Medications for Rimegepant 75 mg Zydis ODT Kaplan-Meier Curve of Time to Pain Relief up to 2 Hours Post Single Dose1 Single Dose of Rimegepant, No Rescue Meds DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES Probability of Pain Relief 0.7 0.6 0.5 0.4 0.3 0.2 0.1 0.0 0 30 60 90 120 Time (minutes) 15 Rimegepant (n=669) Placebo (n=682) Log Rank p-value < 0.0001 1. Pain Relief is defined as patients who have either mild-pain or no-pain during the specified interval. Data are Kaplan-Meier estimates of Pain Relief; subjects were censored (not included) who took rescue medication or were lost to follow-up during the specified interval. Kaplan-Meier curve is an exploratory analysis. 10

RIMEGEPANT (BHV-3000) Phase 3 studies – 301, 302 (75 mg Tablet) & 303 (75 mg Zydis ODT) Pooled Adverse Event (AE) Safety Data: Rimegepant was Well Tolerated and Similar to Placebo Across Studies AEs from Studies 301, 302 and 303 with an incidence > 1% Adverse Event Rimegepant N=1771 Placebo N=1785 > 1 On-Study AE 1 252 (14.2%) 209 (13.2%) Nausea 26 (1.5%) 15 (0.8%) UTI 21 (1.2%) 12 (0.7%) SAEs 2 3 (0.2%) 3 (0.2%) 1. No other individual AEs > 1% in rimegepant treated subjects than those listed in table. Includes all AEs without attribution to drug relatedness. 2. No drug-related Serious Adverse Events (SAEs). Two of the subjects with SAE in rimegepant group and one in placebo group had not been dosed before onset of SAE. DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES 11

RIMEGEPANT (BHV-3000) Phase 3 studies – 301, 302 (75 mg Tablet) & 303 (75 mg Zydis ODT) Pooled Liver Function Test (LFT) Profile: Rimegepant Liver Safety was Similar to Placebo Across Studies ALT or AST Rimegepant N=1771 Placebo N=1785 > ULN 2 48 (2.7%) 52 (2.9%) > 3x ULN 2 (0.1%) 2 (0.1%) > 5x ULN 1 (0.06%) 3 0 > 10x ULN 0 0 > 20x ULN 0 0 Pooled LFT Results from Studies 301, 302, and 303 1 1. AST/ALT categories are not mutually exclusive; No bilirubin elevations > 2x ULN across Studies 301, 302 and 303 2. Upper limit of normal; ALT: alanine aminotransferase; AST: aspartate aminotransferase. 3. AST elevation, Not Drug-Related as deemed by the investigator: subject newly initiated weight-lifting with laboratory results consistent with muscle injury. DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES 12

RIMEGEPANT (BHV-3000) Phase 3 TOPLINE – Study 303, rimegepant 75 mg ZYDIS ODT Summary: Positive Phase 3 Results with Rimegepant Zydis® ODT – Profile of Rapid and Lasting Benefit in the Acute Treatment of Migraine DECEMBER 2018 ADVANCING INNOVATIVE THERAPIES FOR NEUROLOGICAL DISEASES Rapid onset of pain relief with single dose Numerical separation from placebo as early as 15 minutes and statistically significant by 60 minutes Significantly greater percentage of patients returned to normal functioning by 60 minutes (p = 0.0025) Achieved statistical significance on regulatory co-primary endpoints of pain freedom (p < 0.0001) and freedom from most bothersome symptom (p = 0.0009) at 2 hours Superiority over placebo in 21 consecutive, prespecified, hierarchically-tested efficacy outcome measures, including: Clinical benefit observed through 48 hours on freedom from pain (p < 0.0001), pain relief (p < 0.0001), freedom from most bothersome symptom (p = 0.0018), and freedom from functional disability (p < 0.0001) Safety profile similar to placebo, including liver function tests On-target for new drug application submission in the first half of 2019 13

Rimegepant (BHV-3000) 75 mg Zydis ODT Phase 3 Topline Small Molecule CGRP Receptor Antagonist Q&A

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